Exhibit 10.1

AMENDMENT TO MERGER AGREEMENT

THIS AMENDMENT (“Amendment”), dated as of May 15, 2015 (the “Effective Date”) is by and between Navigant Consulting, Inc. (“Parent”) and Michael Halberda, as Securityholder Representative, for and on behalf of each of the Securityholders pursuant to Section 9.23 of the Agreement and Plan of Merger, dated as of May 14, 2014, among Parent, Bobcat Acquisition Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”), Cymetrix Corporation (the “Company”) and the securityholders of the Company named in the Merger Agreement, as amended by the letter agreement between Parent and the Securityholder Representative, dated May 22, 2014 (such Agreement and Plan of Merger, as so amended, the “Merger Agreement”).

RECITALS

WHEREAS, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Surviving Corporation”);

WHEREAS, under Section 2.8 of the Merger Agreement, the parties agreed to the terms under which the aggregate Per Share Merger Consideration and Option Consideration would include a Contingent Payment, based on the performance of the Surviving Corporation and the Subsidiary during the Additional Period;

WHEREAS, Parent and the Securityholder Representative have determined that it is in the best interests of Parent and the Securityholders to modify the terms of the Merger Agreement on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and pursuant to Section 9.7 of the Merger Agreement, effective as of the Effective Date, Parent and the Securityholder Representative, for and on behalf of each of the Securityholders pursuant to Section 9.23 of the Merger Agreement, hereby amend the Merger Agreement as follows:

1. The following amendments shall be made to Section 1.1 of the Merger Agreement:

(a)	The following definitions shall be deleted in their entirety: “Agreed Contingent Payment Adjustments,” “Contingent Payment Statement,” “DTO Plan,” “EBITDA,” “Excess Capital Expenditures,” “Unresolved Contingent Payment Adjustments” “Unresolved Contingent Payment Objections.”

(b)	The definition of “Additional Period” shall be deleted in its entirety and replaced with the following:

“Additional Period” means the period beginning on and including November 1, 2014 and ending on and including May 15, 2015.”

(c)	The definition of “Company CEO” shall be deleted in its entirety and replaced with the following:

“Company CEO” means the person appointed by Parent to serve as the chief executive officer of the Surviving Corporation from time to time. During the Additional Period, the Company CEO means Michael Halberda.”

(d)	The definition of “Contingent Payment” shall be deleted in its entirety and replaced with the following:

“Contingent Payment” has the meaning specified in Section 2.8(a).”

2. Section 2.8 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“2.8. Contingent Payment.

(a) Contingent Payment Amount. The aggregate Per Share Merger Consideration and Option Consideration shall include an additional payment in the amount of Ten Million Dollars ($10,000,000) to be paid in cash by Parent to the Securityholders in the manner described herein (such payment being the “Contingent Payment”).

(b) Payment of Contingent Payment and RDN Fee.

(i) On or prior to December 31, 2015, Parent shall (A) pay to RDN the fee which is due from the Company to RDN as a result of the transactions contemplated by this Agreement (provided that at least four (4) business days prior to the date for payment of the Contingent Payment, Parent shall confirm with the Securityholder Representative in writing the amount of such fee), by wire transfer of immediately available funds to the account in the United States specified by RDN in writing to Parent at least two (2) business days prior to the date for payment of such fee, and (B) subject to subsection (ii) of this Section 2.8(b), (x) pay or cause the Escrow Agent to pay to each Securityholder holding Company Common Stock immediately prior to the Effective Time, an amount equal to the such Securityholder’s Securityholder Percentage of the amount of the Contingent Payment (less the amount of such fee payable to RDN), which is due pursuant to the provisions of this Section 2.8 and (y) pay, and cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll system in the case of Option Holders who are or were employees of the Company, to each Securityholder holding Company Options immediately prior to the Effective Time, an amount equal to such Securityholder’s Securityholder Percentage of the amount of the Contingent Payment (less the amount of such fee payable to RDN) which is due pursuant to the provisions of this Section 2.8, net of applicable withholding Tax, with any such payments to Option Holders who are not current or former employees of the Company to be made by wire transfer of immediately available funds to the account in the United States specified by such Securityholder in writing to Parent at least two (2) business days prior to the date for payment of the Contingent Payment.

(ii) Notwithstanding the foregoing, Parent shall have the right to offset or set-off against and withhold a portion of the Contingent Payment which is due pursuant to this Agreement in an amount equal to any unpaid claims made by any Parent Group Member pursuant to Article VIII; provided that (A) the entire Escrow Account has been disbursed or is subject to claims pursuant to Article VIII, and (B) if the Securityholder Representative has disputed such unpaid claims, Parent shall, in lieu of such set-off, deposit the amount of such unpaid claims into the Escrow Account to be held, invested, reinvested and disbursed in accordance with the terms of the Escrow Agreement.”

3. The references to “Section 2.8(c)” in Sections 2.2(c)(i) and 2.2(d)(viii) shall be references to Section 2.8(b).

4. The second sentence of Section 7.3(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“Nothing in this Agreement shall create any obligation on the part of the Parent or the Surviving Corporation to continue the employment of any employee for any period following the Closing Date and nothing in this Agreement shall preclude Parent or the Surviving Corporation from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.”

5. Section 8.5(a)(vi) of the Merger Agreement shall be deleted in its entirety.

6. Each of Exhibit E and Exhibit G to the Merger Agreement shall be deleted in its entirety.

7. In connection with this Amendment, the parties agree to execute the Joint Written Instructions attached hereto as Exhibit A at the same time the parties enter into this Amendment and cause such Joint Written Instructions to be delivered to the Escrow Agent promptly thereafter.

8. Except as amended hereby, the Merger Agreement shall remain in full force and effect. Each reference in the Merger Agreement to “this Agreement,” “hereunder,” or “hereof” or words of like import shall mean and be a reference to the Merger Agreement, as amended hereby.

9. This First Amendment may be executed in counterparts, each of which shall be considered an original instrument. Any signature page delivered via facsimile or electronic mail shall be binding to the same extent as an original signature page.

[SIGNATURE PAGE FOLLOWS]

NAVIGANT CONSULTING, INC.

By:	/s/ Julie M. Howard
Name: Julie M. Howard
Title: Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE

/s/ Michael Halberda
Michael Halberda
As Securityholder Representative, for and on behalf of each of the Securityholders pursuant to Section 9.23 of the Merger Agreement

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